Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the captions “Summary Financial Information And Operating Data”, “Selected Financial Data” and “Experts” and to the use of our report dated January 31, 2003 (except for Note 1 which is as at May 1, 2003) in the Registration Statement [Form F-1] and related prospectus of Microcell telecommunications Inc. for the offering of Class A restricted voting shares and Class B non-voting shares to exercising holders of the 2005 Warrants and 2008 Warrants.

      Our audits also included Schedule II Valuation and Qualifying Accounts of Microcell Telecommunications Inc. listed in Item 8. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Chartered Accountants

Montreal, Canada,

November 26, 2003.